Exhibit 10.91

DRIVING DEMAND

Description: This program is a special incentive in addition to the annual management incentive opportunity which is designed to drive demand and, in turn, pricing for Norwegian Cruise Line over the period ending December 31, 2012.

Participants: The following individuals will participate in Driving Demand:

Kevin Sheehan	President & CEO
Wendy Beck	EVP & CFO
Andy Stuart	EVP, Global Sales & Passenger Services
Bob Becker	SVP, Consumer Research
Mike Flesch	SVP, Hotel Operations
Crane Gladding	SVP, Revenue Management & Pax Svcs
Maria Miller	SVP, Marketing
Vivian Ewart	VP, Passenger Services
Camille Olivere	SVP, Sales

Plan Outline: Payouts under the Driving Demand Plan (“the Plan”) are contingent upon the Company achieving EBITDA budgets for 2011 and 2012 that will be established by the Board of Directors. Within that parameter, the plan will pay out awards based on the attached matrix and the following factors:

•	Net ticket per diem improvement as measured by the differential between Norwegian and one or more competitors as determined by the Board of Directors.

•	Guest Satisfaction as measured by Norwegian’s Guest Satisfaction survey.

•	Travel Agent Advocacy as measured by Norwegian’s Partnership 2.0 survey.

Strategic Goals:

Each measurement is given its own strategic goal levels which will determine the level of payout achieved for the period in accordance with the attached matrix. The strategic goals for the three different measurements of the Plan (Net Ticket Per Diem Improvement, Guest Satisfaction and Travel Agent Advocacy) will each have three different performance levels (Tiers) that will be determined by the Board of Directors and communicated to participants in the Plan.

Other Terms and Conditions:

1.	The payouts will be a percentage of the participating individual’s annual base salary as of April 1, 2011 depending upon the final Tier performance shown below:

Tier I	25% of the annual base salary

Tier II	50% of the annual base salary

Tier III	100% of the annual base salary

(Total cost of the plan, using current salaries, would be $3.7MM at the maximum Tier III performance.)

2.	Participants must be actively employed by Norwegian Cruise Line at the time any payment is made.

3.	Payments will be made no later than the end of the first quarter in 2013 or when strategic measurements are available, whichever is later.

4.	Achievement of strategic criteria will be determined by the Chief Executive Officer and approved by the Board of Directors or Compensation Committee.

5.	This Plan may be amended or terminated at any time upon recommendation of the Chief Executive Officer and approval of the Board of Directors.

PARTICIPATION BY PROGRAM GOAL

	PRICING	TRAVEL AGENT SATISFACTION	GUEST SATISFACTION
Sheehan	33%	33%	33%
Beck	50	25	25
Stuart	50	25	25
Becker	100
Flesch			100
Gladding	50	25	25
Miller	50	25	25
Ewart		75	25
Olivere	75	25